Exhibit 4.4

VIA EMAIL

June 1, 2021

Samuel Mah

[***]

[***]

Dear Mr. Mah:

Re:	Offer of Employment to Samuel Mah (the “Employee”) as Vice President, Evaluations of Gold Royalty Corp. (the “Company”)

This letter serves as confirmation of the terms of your offer of employment as Vice President, Evaluations of the Company.

1. APPOINTMENT AND DUTIES

1.1. Position

The Company will appoint you, and you agree, and consent to act as, the Vice President, Evaluations of the Company commencing on July 1, 2021, upon and subject to the terms and conditions of this Agreement.

1.2. Duties and Functions

You will be responsible to, and report to, the Chief Development Officer of the Company (the “CDO”). As Vice President, Evaluations of Gold Royalty, you will also work closely with the Chief Executive Officer of the Company (the “CEO”). Your duties shall include those duties as summarized and set forth in Schedule “A” hereto, and such other responsibilities and duties reasonably commensurate therewith as the Chairman, CEO, CDO or the board of directors of the Company (the “Board”) may require and assign to you from time to time in writing (the “Services”). In your capacity as an officer of the Company, you agree to act in a competent, trustworthy and loyal manner that promotes the interests of the Company and its subsidiaries. You may be called upon to act as a Qualified Person (“QP”) for the Company as reasonably requested, provided that you are qualified to be designated as a QP for the Company.

This is a full-time position. Unless prevented by ill health, or physical or mental disability or impairment, you shall, during the term hereof, devote substantially all of your business time, care and attention to the business of the Company in order to properly discharge your duties hereunder and shall not, without the prior written consent of the Company, which may be withheld by the Company in its discretion, engage in any other business, profession or occupation, or become an officer, director, employee, contractor for service, agent or representative of any other corporation, partnership, firm, person, organization or enterprise.

Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3 t (604) 396 3066

1.3. Good Faith

You agree to faithfully serve the Company, and to not disclose the private affairs of the Company, or any of its affiliates, to any person other than as required in the business of the Company, and you shall not for your own purposes, or for any purposes other than those of the Company, disclose any non-public information with respect to the business and operations of the Company or its subsidiaries.

1.4. Avoidance of Conflicts of Interest

You shall not enter into any agreement, arrangement or understanding with any other person or entity, other than GoldMining Inc., that would in any way conflict or interfere with this Agreement or your duties and obligations hereunder or that would otherwise prevent you from performing the Services hereunder.

1.5. Term of Agreement

The term of this Agreement shall be in effect for so long as you are an officer of, or are otherwise engaged or employed by, the Company, subject to termination as provided for in this Agreement.

2. PLACE OF EMPLOYMENT

The principal place of your engagement shall be the Company’s offices in Vancouver, British Columbia, or elsewhere with consent of the Company provided that you acknowledge that you may be required to travel on Company business and attend the Company’s other offices or project locations regularly, as may be required.

3. COMPENSATION

3.1. Base Salary

You shall receive an annual base salary (the “Base Salary”) of $200,000. Such Base Salary will be due and payable by the Company to you in accordance with the Company’s normal payroll practices, and shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as you and the Company may agree in writing, from time to time.

3.2. Equity Grants

You shall be granted, in consideration for, and as an inducement to, agreeing to enter into this Agreement and provide the Services hereunder:

(a)	options (the “GROY Options”) to purchase an aggregate of 100,000 common shares of the Company at an exercise price equal to the closing price of the common shares of the Company on the NYSE American on the trading day immediately prior to the grant of the GROY Options;

For greater clarity: (i) 25% of the GROY Options will vest on the date of grant and 25% will vest on each of the dates that are 6, 12 and 18 months thereafter; (ii) the GROY Options will be granted as soon as reasonably practicable upon starting employment with the Company; (iii) the GROY Options will be granted pursuant to, and shall at all times be subject to, the terms of the Company’s Long-Term Incentive Plan , as the same may be amended, supplemented or replaced from time to time (the “GROY Plan”) and the terms of an option agreement as may be determined by the Board and/or its compensation committee; and (iv) the GROY Options will be exercisable for a period of five years from the grant date thereof, subject to the terms of the GROY Plan.

3.3. Additional Compensation

You shall otherwise be eligible to participate, from time to time, in the Company’s short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with your position and responsibilities as may be determined by the Board and/or its compensation committee.

3.4. Short-Term Incentive Compensation Program

i)	Upon adoption of such plan, the Employee is eligible to receive an annual bonus (the “STIP Bonus”) pursuant to the terms and conditions of the Company’s Short-Term Incentive Program (the “STIP”).
ii)	The Employee’s current STIP Bonus target is 40% of the Executive’s Base Salary. Such STIP Bonus may be paid in cash, or restricted stock units or stock options of the Company in any combination thereof at the sole discretion of the Company and consistent with terms and conditions of the STIP. Such STIP Target may be reviewed and amended at the sole discretion of the Company.
iii)	The Employee acknowledges and agrees that a STIP Bonus is not guaranteed and is paid in the sole discretion of the Company, and that a STIP Bonus received in one year does not guarantee receipt of a STIP Bonus in any subsequent year.
iv)	The Employee acknowledges and agrees that payment of a STIP Bonus is conditional on the approval of the Company and is not earned until it is paid.
v)	The Employee’s eligibility for a STIP Bonus terminates on the termination date of employment The Employee will not be entitled to receive a STIP Bonus or damages in lieu of a STIP Bonus for any period of time after the termination of employment regardless of any severance or pay in lieu of notice of termination provided by the Company. The Employee must be employed on the scheduled date for payment of any STIP Bonus in order to earn and be eligible for a STIP Bonus.

3.5. Long-Term Incentive Compensation Program

vi)	Upon adoption of such plan, the Employee is eligible to receive an annual bonus (the “LTIP Bonus”) pursuant to the terms and conditions of the Company’s Long-Term Incentive Program (the “LTIP”).
vii)	The Employee’s current LTIP Bonus target is 40% of the Employee’s Base Salary. Such LTIP Bonus may be paid in cash, or restricted stock units or stock options of the Company in any combination thereof at the sole discretion of the Company and consistent with terms and conditions of the LTIP. Such LTIP Target may be reviewed and amended at the sole discretion of the Company.
viii)	The Employee acknowledges and agrees that a LTIP Bonus is not guaranteed and is paid in the sole discretion of the Company, and that a LTIP Bonus received in one year does not guarantee receipt of a LTIP Bonus in any subsequent year.
ix)	The Employee acknowledges and agrees that payment of a LTIP Bonus is conditional on the approval of the Company and is not earned until it is paid.
x)	The Employee’s eligibility for a LTIP Bonus terminates on the termination date of employment The Employee will not be entitled to receive a LTIP Bonus or damages in lieu of a LTIP Bonus for any period of time after the termination of employment regardless of any severance or pay in lieu of notice of termination provided by the Company. The Employee must be employed on the scheduled date for payment of any LTIP Bonus in order to earn and be eligible for a LTIP Bonus.

3.6. Benefits

Subject to the terms of the various plans in effect with the Company from time to time, and subject to your taking the necessary steps to ensure that you (and, where applicable, your eligible dependents) are properly registered under the plans, and subject to payment of costs payable by you where applicable, you shall participate in all employee benefit programs made available to other senior executives of the Company and its subsidiaries and commensurate to your position as may be determined by the Board and/or its compensation committee from time to time.

3.7. Expenses

The Company agrees to pay or promptly reimburse you for the reasonable travel and business related expenses actually and properly incurred by you in connection with your provision of the Services under this Agreement in accordance with the Company’s policies, as may be in place from time to time.

4. TERMINATION

4.1. Termination by Notice

You may terminate this Agreement upon giving the Company at least 60 days’ prior written notice of the termination date. On receiving such notice, the Company may elect to pay you salary in lieu of working the notice period, in which case the termination will be effective immediately.

Subject to Section 4.2, the Company may terminate this Agreement, at any time, subject to applicable notice periods under the laws of the province of British Columbia, including the common law applicable therein. A termination of any position you may hold from time to time as an officer or director of a subsidiary of the Company shall not constitute termination of this Agreement or require any severance or working notice to you from the Company or its applicable subsidiary, provided that the Company has not otherwise terminated this Agreement or your employment with the Company.

For the sake of clarity, the treatment of any GROY Options or other awards on termination of this Agreement shall be governed by the plans and/or agreements underlying such awards.

4.2. Termination for Cause

Notwithstanding Section 4.1, the Company may terminate this Agreement and your positions with the Company and its subsidiaries for “cause” as that term is interpreted at common law, at any time, without notice or payment in lieu thereof.

4.3. Resignation from Board of Directors

You agree that, if you are a director of the Company or any of its subsidiaries at the time this Agreement is terminated or at the time of your resignation or termination as Vice President, Evaluations of the Company, or upon termination of the Agreement in accordance with its terms you will, if requested by the Company, immediately resign as a director of the Company or any of its subsidiaries, as applicable.

5. CONFIDENTIALITY

5.1. Confidentiality

You acknowledge and agree that: (i) during the course of your engagement hereunder, you will have an opportunity to learn or otherwise become aware of Confidential Information (as defined herein); (ii) the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause serious harm to the economic interests of the Company; (iii) it is in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company; and (iv) other than in the course of performing duties in accordance with your engagement hereunder or your appointment as a director or officer of the Company or as otherwise approved by the Company in writing, you shall hold in confidence all Confidential Information, not directly or indirectly use any Confidential Information and not directly or indirectly disclose any Confidential Information.

5.2. Definition of Confidential Information

In this Agreement, “Confidential Information” means information known or used by the Company, its respective subsidiaries in connection with its respective businesses and affairs that is not known to the general public and includes, but is not limited to, research, strategic plans or objectives, potential acquisitions or other transactions, unpublished financial information, unpublished exploration data and other information relating to the Company’s royalties or streams, and other mineral interests and all intellectual property, but does not include any information that: (i) is or becomes a matter of public knowledge through no breach of this Agreement by you; (ii) any information of which the you have specific knowledge prior to this engagement; or (iii) any information of which you obtain specific knowledge from a third-party after the termination of this Agreement and the cessation of your office as a director or officer of the Company and its subsidiaries, unless the third-party obtained such information directly or indirectly from a person in violation of a duty of confidence owed to the Company or any of its subsidiaries.

5.3. Ownership of Documents and Records

All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by you at any time or made available to you at any time during the term of this Agreement or your tenure as a director or officer of the Company or its subsidiaries (whether before the effective date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by you solely for the benefit of the Company and you shall deliver same to the Company upon the termination of this Agreement or the termination of your tenure as a director and officer of the Company or at any other time upon request by the Company.

6. NON-SOLICITATION AND NON-COMPETITION

6.1. Non-Solicitation

You acknowledge and agree that, during the term of this Agreement or the term that you serve as a director or officer of the Company or any of its subsidiaries and for a period of one (1) year after the later thereof, you will not solicit, directly or indirectly, employees or consultants of the Company for the purpose of having them terminate their employment or engagement with the Company or any of its subsidiaries, provided, however, that any general solicitation of employment that does not target the Company’s or its subsidiaries’ employees shall not be deemed to be a violation of this Section 6.1.

6.2. Corporate Opportunities

You further agree and acknowledge that you will not, during the term of this Agreement or the term that you serve as a director or officer of the Company or any of its subsidiaries and for a period of one (1) year after the later thereof, appropriate for yourself or for any organization or person by which you are employed or retained, any property of the Company or its subsidiaries or business opportunity that had arisen through the use of Company’s or its subsidiaries’ property, information or by virtue of your position with the Company or its subsidiaries or provision of Services to the Company or its subsidiaries.

7. GENERAL

7.1. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

7.2. Waivers

No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

7.3. Survival of Terms

Your representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 1.3, 1.4, 5, 6 and 7 of this Agreement shall survive any expiration or termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

7.4. Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

7.5. Further Assurances

Each party must, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.6. Laws and Courts

This Agreement shall be governed and interpreted in accordance with the laws of the province of British Columbia and the federal laws applicable therein. All disputes arising under this Agreement will be referred to the courts of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

7.7. Counterpart Execution

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Please acknowledge your agreement to this arrangement by signing below as provided.

Yours truly,

GOLD ROYALTY CORP.

By:	/s/ Josephine Man
Authorized Signatory

AGREED TO as of the date first written above.

/s/ Samuel Mah
SAMUEL MAH

Schedule “A”

SERVICES

As Vice President, Evaluations of the Company, your duties shall include the following:

(a)	assisting the Chairman, CEO and Chief Development Officer in establishing and implementing operational and financial strategies and policies of the Company as approved by the Board;

(b)	assisting the Chairman, CEO, Chief Development Officer and Board in the preparation of business plans as required from time to time for review and approval by the Board;

(c)	identifying potential mergers and acquisition targets and assisting the Chairman, CEO, Chief Development Officer and Board in reviewing and assessing such opportunities;

(d)	meeting regularly and as required with the Chairman, CEO, Chief Development Officer and/or Board to review material issues and participate in planning; and

(e)	performing such other duties consistent with your position which the Chairman, CEO, Chief Development Officer and/or Board shall, from time to time, reasonably direct.